PRESS RELEASE
Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer / Marybeth Csaby KCSA Strategic Communications 212-896-1215 (Todd) /212-896-1236 (Marybeth) tfromer@kcsa.com/mcsaby@kcsa.com

Ormat Technologies, Inc. Announces Second Closing under Transaction to Sell Part

Ownership Interests in Certain Geothermal Power Projects

RENO, Nevada, April 18, 2008 - Ormat Technologies, Inc. (NYSE: ORA), today announced that on April 17, 2008 its wholly-owned subsidiary, Ormat Nevada Inc., concluded the second closing under its previously announced transaction to sell part-ownership interests in certain geothermal power projects to affiliates of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., as institutional equity investors. Under this second closing, the Galena 3 geothermal project was transferred to OPC LLC, and Ormat Nevada received an amount of approximately $64 million.

This is the second tranche of a transaction to monetize production tax credits of certain projects by bringing in institutional investors as equity investors to own the projects jointly with Ormat Nevada. The first tranche was previously announced in a press release dated June 12, 2007. As operator of all of the projects in the OPC LLC portfolio, Ormat Nevada will now also operate and maintain the Galena 3 project. Distributable cash flow generated by the projects as well as the production tax credits and the taxable income or loss associated with the projects, now including the Galena 3 project, will be allocated between Ormat Nevada and the institutional equity investors in the same proportions as previously established for the transaction. Once the institutional equity investors reach a target after tax yield on their investment in OPC, Ormat Nevada has the option to buy out the investors’ remaining interest in OPC at the then-current fair market value or, if greater, the investors’ “capital account” balance in OPC. Should Ormat Nevada exercise this purchase option, it would thereupon revert to being sole owner of all of the projects (including the Galena 3 project).

Commenting on the transaction, Dita Bronicki, Chief Executive Officer of Ormat said: “We are very happy to have achieved this milestone of a second closing for our OPC portfolio with our existing investors. Ormat remains interested in exploring other opportunities to utilize this financing model in our other projects under development and construction.”

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 patents.

Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria; and in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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